UNITED STATES SECURITIES
                             AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14C-5(D)(2))

[ ]  Definitive Information Statement

                         TOUCHSTONE RESOURCES USA, INC.
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                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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PRELIMINARY COPY                                                PRELIMINARY COPY
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                         Touchstone Resources USA, Inc.
                           111 Presidential Boulevard
                                    Suite 165
                              Bala Cynwyd, PA 19004


Dear Stockholder:

         The purpose of this letter is to inform you that we have obtained the written consent of the holders of a majority of the issued and outstanding shares of our common stock to amend the Company's certificate of incorporation to increase the number of shares of common stock we are authorized to issue from 50,000,000 to 150,000,000.

         The holders of a majority of our issued and outstanding shares of common stock executed a written consent in favor of the foregoing action on April 12, 2004. This consent satisfied the stockholder approval requirements under Delaware law and will allow us to take the proposed action on or after ______________, 2004.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Your consent to the aforementioned action is not required and is not being solicited. The accompanying Information Statement is being furnished to you for informational purposes only. Please read the accompanying Information Statement carefully.

                                     By Order of the Board of Directors


                                     /s/  Stephen P. Harrington
                                     ---------------------------------------
                                     Stephen P. Harrington
                                     President, Treasurer and Secretary

April 19, 2004

PRELIMINARY COPY                                                PRELIMINARY COPY
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                          -----------------------------

                         TOUCHSTONE RESOURCES USA, INC.

                           111 Presidential Boulevard
                                    Suite 165
                              Bala Cynwyd, PA 19004
                         ------------------------------

                              INFORMATION STATEMENT

                             Dated ___________, 2004

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                                  INTRODUCTION

         This Information Statement is being mailed on or about ____________, 2004, to the stockholders of record of Touchstone Resources USA, Inc. at the close of business on April 16, 2004 (the "record date"). This Information Statement is being sent to you for information purposes only. No action is required or requested on your part.

         This Information Statement is being provided to inform you of the approval of an amendment to our certificate of incorporation (as amended to date, "Certificate of Incorporation") increasing the number of shares of common stock, $.001 par value per share ("Common Stock") we are authorized to issue from 50,000,000 to 150,000,000 (the "Proposal"). The Proposal was approved on April 12, 2004, upon the execution of a written consent by the holders of a majority of the issued and outstanding shares of our Common Stock.

         We are currently authorized to issue 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock"). As of the close of business on the record date, there were a total of 50,000,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. Our Common Stock is the only class of our securities entitled to vote. Each share of Common Stock is entitled to one vote. The affirmative consent of the holders of a majority of the issued and outstanding shares of our Common Stock is necessary to approve the Proposal. The requisite stockholder approval of the Proposal was obtained on April 12, 2004.

         The expenses of preparing and mailing this Information Statement and all documents that now accompany or may hereafter supplement it will be borne by the Company. We will reimburse brokers and other persons holding stock in their names or the names of nominees for their expenses incurred in forwarding this Information Statement to the beneficial owners of such shares.

                                CHANGE IN CONTROL

         On March 15, 2004, the following transactions (the "Transactions") were consummated: (i) the Company repurchased 2,971,000 shares of its Common Stock from Scott Yancey ("Mr. Yancey") pursuant to the terms of a Stock Redemption Agreement dated February 28, 2004, by and between Mr. Yancey and the Company;
(ii) the Company repurchased 1,700,000 shares of Common Stock from George Sines ("Mr. Sines") pursuant to a Stock Redemption Agreement dated February 28, 2004, by and between Mr. Sines and the Company; (iii) Stephen P. Harrington ("Mr. Harrington") purchased 354,000 shares of Common Stock from Mr. Yancey for $10,000 pursuant to a Stock Purchase Agreement dated February 28, 2004, by and between Mr. Harrington and Mr. Yancey; and (iv) Mr. Harrington purchased 300,000 shares of Common Stock from Mr. Sines for $10,000 pursuant to a Stock Purchase Agreement dated February 28, 2004, by and between Mr. Harrington and Mr. Sines.

         Immediately after the consummation of the Transactions, there were 2,000,000 shares of Common Stock issued and outstanding. The 654,000 shares of Common Stock acquired by Mr. Harrington represented approximately 32.7% of the then issued and outstanding shares. Upon the consummation of the Transactions, Messrs. Sines and Yancey resigned as the officers and directors of the Company, and Mr. Harrington was appointed as the President, Treasurer, Secretary and sole Director of the Company.

         As a result of (i) Mr. Harrington's acquisition of approximately 32.7% of the issued and outstanding Common Stock, and (ii) the resignation of Messrs. Yancey and Sines as the officers and directors of the Company and the election of Mr. Harrington as the successor officer and director of the Company, the Company may have experienced a change in control.

         The foregoing description of the Transactions does not purport to be complete and is qualified in its entirety by the terms of the agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission ("SEC") on March 30, 2004.

                                 PROPOSAL NO. 1

                  Amendment to our certificate of Incorporation

         On April 12, 2004, our board of directors unanimously executed a written consent authorizing and recommending that our stockholders approve a proposal to amend our Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 50,000,000 to 150,000,000. On April 12, 2004, the holders of a majority of the issued and outstanding shares of our Common Stock acted by written consent to approve the amendment.

Reasons for the Amendment
-------------------------

         The primary purpose of this amendment to our Certificate of Incorporation is to make additional shares of Common Stock available for issuance by the Company.

         On March 19, 2004, we effected a 25-for-1 forward stock split of our issued and outstanding shares of Common Stock. As a result of the consummation of the Transactions on March 15, 2004, and the subsequent forward stock split, as of the date hereof, all of the shares of Common Stock authorized for issuance under our Certificate of Incorporation are issued and outstanding.


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

         The board of directors believes that it is in the Company's best interest to increase the number of authorized shares of Common Stock from 50,000,000 to 150,000,000 in order to have additional shares available to meet the Company's future business needs as they arise. The board of directors believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of purposes that the board of directors may deem advisable in the future. These purposes could include, among other things, the sale of stock to raise additional capital, the purchase of property or assets, the acquisition of other companies, the use of stock for various equity compensation and other employee benefit plans and arrangements, the declaration of stock splits or dividends, and other bona fide corporate purposes.

         The increase in the number of shares of Common Stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to effect a change in the composition of the board of directors of the Company or contemplates a tender offer or other transaction for the combination of the Company with another company, it may be possible for us to impede the attempt by issuing additional shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. By potentially discouraging initiation of any such unsolicited takeover attempt, our Certificate of Incorporation may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may also have the effect of permitting the Company's current management, including our board of directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business.

         The board of directors did not propose this amendment to our Certificate or Incorporation in response to any effort known to the board of directors to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, this Proposal is not part of any plan by management to recommend a series of similar amendments to the board of directors and the stockholders. Finally, the board of directors does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation that could be construed as affecting the ability of third parties to take over or change the control of the Company.

         If authorized, the additional shares of Common Stock may be issued without further action by the Company's stockholders. Under our Certificate of Incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of common stock. Thus, should our board of directors elect to issue additional shares of Common Stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of Common Stock could also have a dilutive effect on our earnings per share.


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

Required Vote
-------------

         Under the General Corporation Law of the State of Delaware (the "DGCL"), an amendment to a corporation's certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Action by Written Consent; No Vote Required
-------------------------------------------

         Your consent is not required and is not being solicited in connection with the Proposal. Pursuant to Section 228(a) of the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and properly delivered to the corporation. On April 12, 2004, the holders of a majority of the issued and outstanding shares of Common Stock acted by written consent and authorized the Proposal. Accordingly, the action by written consent of the holders of a majority of the issued and outstanding shares of Common Stock is sufficient, without the concurring consent of any of our other stockholders, to approve and adopt the Proposal.

Notice of Action by Written Consent
-----------------------------------

         Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

Effective Date of the Amendment
-------------------------------

         The amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware. The board of directors intends to file the Certificate of Amendment of Certificate of Incorporation as soon as practicable upon the passing of 20 calendar days from the later of the date a definitive copy of this Information Statement is filed with the SEC and the date a definitive copy of this Information Statement is mailed to stockholders. The full text of the proposed Amended and Restated Certificate of Incorporation of the Company is set forth in Appendix A to this Information Statement. The text of the Amended and Restated Certificate of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our board of directors deems necessary and advisable to effect the amendment.

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

Dissenters' Rights
------------------

         Under the DGCL, our stockholders are not entitled to dissent and obtain payment of the fair value for their shares in connection with the proposed amendment to our Certificate of Incorporation.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

         The following table sets forth, as of April 12, 2004, information with respect to the securities holdings of all persons that the Company, pursuant to filings with the SEC and the Company's stock transfer records, has reason to believe may be deemed the beneficial owner of more than five percent (5%) of Common Stock. The following table also sets forth, as of such date, the beneficial ownership of Common Stock by all officers and directors, individually and as a group. The beneficial owners set forth below have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Common Stock beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

                                                     Amount and Nature
                                                       of Beneficial             Percentage
Name and Address of Beneficial Owner                     Ownership              of Class (1)
------------------------------------                     ---------              ------------
Stephen P.  Harrington                                  9,070,000                   18.1%
111 Presidential Boulevard, Suite 165
Bala Cynwyd, PA 19004

Touchstone Resources, Ltd.                              7,000,000                    14%
5858 Westheimer, Suite 708
Houston, Texas 77057

FEQ Investments, Inc.                                   4,500,000                    9%
2400 Fountainview
Houston, Texas 77057

Executive Officers and Directors as a Group             9,070,000                   18.1%

---------------------
(1) The percentages have been calculated based on 50,000,000 shares of Common Stock outstanding on April 12, 2004.

                                          BY THE BOARD OF DIRECTORS

                                          /s/  Stephen P. Harrington

                                          Stephen P. Harrington
                                          Chairman and Chief Executive Officer

Dated:  April 19, 2004

PRELIMINARY COPY                                                PRELIMINARY COPY
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                                                                      APPENDIX A
                                                                      ----------

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         TOUCHSTONE RESOURCES USA, INC.

         Touchstone Resources USA, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Touchstone Resources USA, Inc. The corporation was originally incorporated under the name The Coffee Exchange, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 5, 2001.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the corporation's Certificate of Incorporation, as amended on March 18, 2004.

C. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly proposed by the directors and approved by the stockholders of the corporation by written consent in accordance with the provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

D. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

         FIRST. The name of this corporation is "Touchstone Resources USA, Inc.".

         SECOND. The address of this corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, 19808, county of New Castle. The name of the agent at that address is Corporation Service Company.

         THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Delaware.

         FOURTH. The total number of shares of stock, which this corporation shall have authority to issue, is One Hundred Fifty-Five Million (155,000,000) with a par value of ($.001) per share. One Hundred Fifty Million (150,000,000) of those shares are Common Stock and Five Million (5,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of Article FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The stockholders shall not possess cumulative voting rights. The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of Article FOURTH of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (1) The number of shares that constitute such series and the distinctive designation of such series;
         (2) The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

         (3) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

         (5) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such fund;

         (7) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series; and

         (8) Any other relative rights, preferences and limitations of such series.

         SIXTH. Each director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for

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

any transaction from which such director derived any improper personal benefit. In the event that the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors of this corporation, then the liability of each director of this corporation shall be eliminated or limited to the fullest and most complete extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

         SEVENTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

         EIGHTH. (a) The number of directors constituting the entire Board of Directors of this corporation shall be not less than one (1) nor more than five
(5) as fixed from time to time by vote of a majority of the entire Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office.

         (b) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of this corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws or this corporation), any director or the entire Board of Directors of this corporation may be removed ay any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors cast at a meeting of the stockholders of this corporation called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the provisions of this article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

         NINTH. All of the powers of this corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than two thirds (2/3) of the outstanding shares of stock entitled to vote upon the election of directors.


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

         IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed, its corporate seal affixed and the foregoing to be attested, all by a duly authorized officer on the ___ day of _________________, 2004.


                                        TOUCHSTONE RESOURCES USA, INC.



                                        By: _________________________________
                                            Stephen P. Harrington
                                            President


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